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'                                                                   EXHIBIT 23.7


                      [GRUNTAL CAPITAL MARKETS LETTERHEAD]


November 10, 1997


Board of Directors
ConQuest Telecommunication Services Corp.
5500 Frantz Road, Suite 125
Dublin, OH 43017

Dear Sirs:

We hereby consent to the inclusion of (i) our fairness opinion letter, dated July 25, 1997, to the Board of Directors of ConQuest Telecommunication Services Corp. ("ConQuest") as attached as Exhibit C-1 to the Joint Proxy Statement/Prospectus of SmarTalk TeleServices Inc. ("SmarTalk") and ConQuest on
Schedule 14A (the "Proxy Statement") relating to the proposed merger involving ConQuest and SmarTalk, and (ii) references made to our firm and such opinion in the Proxy Statement under the captions entitled "Fairness Opinions", "The Merger
- Background of the Merger; Recommendation of the ConQuest Board; ConQuest's Reasons for the Merger", and "The Merger - Fairness Opinion of ConQuest Financial Advisors". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



/s/ Gruntal & Co., L.L.C.
-------------------------
 Gruntal & Co., L.L.C.